Exhibit 99.1

MONITRONICS INTERNATIONAL AND ASCENT CAPITAL GROUP

ANNOUNCE EXTENSION OF EARLY TENDER TIME AND WITHDRAWAL DEADLINE FOR EXCHANGE OFFER

Englewood, CO — September 14, 2018 - Ascent Capital Group, Inc. (“Ascent”) (NASDAQ: ASCMA) and its wholly owned subsidiary, Monitronics International, Inc. (“Monitronics” and, together with Ascent, the “Offerors”), today announced that they have extended the early tender time and the deadline to withdraw tenders of Old Notes (as defined below) and revoke Consents (as defined below) until 11:59 p.m., New York City time, on October 3, 2018 (the “Extended Early Tender Time”), with respect to their previously-announced offer to exchange (the “Exchange Offer”) up to (i) an aggregate of $100,000,000 in cash from Ascent and/or (ii) a combination of (x) $585,000,000 aggregate principal amount of new Monitronics’ 7.750%/3.750% Senior Unsecured Cashpay/PIK Notes due 2023 (the “New Notes”) and (y) for each $1,000 principal amount of Old Notes accepted in the Exchange Offer, one warrant entitling the holder to purchase 2.64 shares of Ascent’s Series A common stock, par value $0.01 per share (“Ascent Series A Common Stock”), at an exercise price equal to $5.00 for each whole share (the “Warrants”), in each case, for validly tendered (and not validly withdrawn) Monitronics’ 9.125% Senior Notes due 2020 (the “Old Notes”) and the concurrent solicitation (the “Consent Solicitation”) of consents (“Consents”) by Monitronics to certain proposed amendments to the indenture governing the Old Notes. The Exchange Offer and the Consent Solicitation launched on August 30, 2018, and the terms and conditions, as amended hereby, of each are described in the confidential offering memorandum and consent solicitation statement dated August 30, 2018 (the “Offering Memorandum”).

Holders of Old Notes that validly tender, and do not validly withdraw, their Old Notes prior to the Extended Early Tender Time will still be entitled to the Cash Consideration or the Early Securities Consideration (each, as defined in the Offering Memorandum), as applicable, on the previously-announced terms and conditions of the Exchange Offer and the Consent Solicitation, as amended hereby. Except as set forth herein, the complete terms and conditions of the Exchange Offer and the Consent Solicitation remain the same as set forth and detailed in the Offering Memorandum, copies of which were previously distributed to eligible holders of the Old Notes.

The Exchange Offer and the Consent Solicitation may be amended, extended, terminated or withdrawn by the Offerors for any reason in their sole discretion.

The New Notes and the Warrants have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the securities laws of such other jurisdiction. However, Monitronics has agreed to enter into a registration rights agreement to consummate an exchange offer or register the reoffer and resale of the New Notes at a later time on terms described in the Offering Memorandum. In addition, pursuant to the terms of the warrant agreement described in the Offering Memorandum, Ascent will agree to file, under certain circumstances, with the Securities and Exchange Commission a shelf registration statement with respect to the shares of Ascent Series A Common Stock to be issued upon exercise of the Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities, nor shall there be any offer, solicitation or sale of the New Notes or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering documents will be distributed only to holders of the Old Notes that complete and return a letter of eligibility to D.F. King & Co., Inc., as Exchange Agent and Information Agent, confirming that they are “Eligible Holders” (as further defined in the letter of eligibility) for the purposes of the Exchange Offer and the Consent Solicitation.

D.F. King & Co., Inc. is acting as the Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation. Requests for the offering documents from “Eligible Holders” may be directed to D.F. King & Co., Inc. and holders of the Old Notes may complete and submit a letter of eligibility online at www.dfking.com/monitronics or by e-mail to monitronics@dfking.com or by phone at (212) 269-5550 (for brokers and banks) or (877) 674-6273 (for all others).

None of the Offerors, their subsidiaries or any other person makes a recommendation as to whether holders of the Old Notes should tender their Old Notes pursuant to the Exchange Offer or deliver Consents pursuant to the Consent Solicitation. Each holder must make its own decision as to whether to tender its Old Notes and to deliver Consents, and, if so, the principal amount of the Old Notes as to which action is to be taken.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the issuance of the New Notes and other matters that are not historical facts. Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “projects,” “plans,” “seeks” “may,” “will,” “should,” and similar expressions may identify forward-looking statements. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Ascent to satisfy the conditions to the settlement of the Exchange Offer and the Consent Solicitation, general market and economic conditions, changes in law and government regulations and other matters affecting the business of Ascent, and the other risks described in the Offering Memorandum. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent and Brinks Home Security

Ascent Capital Group, Inc. (NASDAQ: ASCMA) is a holding company whose primary subsidiary, Monitronics, operates as Brinks Home SecurityTM, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas Fort-Worth area, Brinks Home Security secures approximately 1 million residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. Brinks Home Security has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com